UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2008

PANTHEON CHINA ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	20-4665079
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3106B, Office Tower A, Beijing Fortune, Plaza 7 Dongsanhuan Zhonglu, Chaoyang District, Beijing, China 100020
(Address of Principal Executive Office)

86-10-85322720
(Issuer’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant

On January 30, 2008, Pantheon China Acquisition Corp. (the “Company”) was notified that the partners of Goldstein Golub Kessler LLP (“GGK”), the Company’s independent registered public accounting firm, became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement and that, as a result thereof, GGK has resigned as independent registered public accounting firm for the Company.

The audit reports of GGK on the financial statements of Pantheon China Acquisition Corp. at December 31, 2006 and from the period April 10, 2006 (inception) to December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from April 10, 2006 (inception) to December 31, 2006 and through the date of this Current Report, there were: (i) no disagreements between the Company and GGK on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of GGK, would have caused GGK to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided GGK a copy of the disclosures in this Form 8-K prior to the filing with the Securities and Exchange Commission (“SEC”) and has requested that GGK furnish it with a letter addressed to the SEC stating whether or not GGK agrees with the Company’s statements in this Item 4.01. A copy of the letter dated January 31, 2008 furnished by GGK in response to that request is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1
Letter furnished by GGK in response to the Company’s request, addressed to the Securities and Exchange Commission, dated January 31, 2008, indicating their agreement with the statements contained in the Form 8-K filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2008
PANTHEON CHINA ACQUISITION CORP.

By:
/s/ Jennifer Weng

Jennifer Weng
Chief Financial Officer